UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 22, 2006

Enova Systems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

California	000-36295	95-3056150
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

19850 S. Magellan Drive, Torrance, California		90502
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	310-527-2800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On November 22, 2006 Enova Systems, Inc. (the "Company") was notified by its auditors, Windes & McClaughry Accountancy Corporation ("Windes") that the financial statements contained in the Company's Form 10-Q for the quarter ended September 30, 2006 should no longer be relied upon.

The notice conveyed that the Form 10-Q was filed without Windes' express authorization and that Windes did not receive certain requested documentation to complete its review procedures. At the time it submitted the Form 10-Q for filing, the Company believed that it was authorized to file the Form 10-Q and had provided all available information to Windes.

The chairman of the audit committee and company representatives have engaged in multiple discussions about the circumstances underlying this matter with Windes representatives since the filing of the Form 10-Q on November 13, 2006, including at a November 17, 2006 meeting of the audit committee. The Company will continue to discuss this matter with Windes and will work to address its concerns as quickly as possible.

Concurrent with the filing of this Form 8-K, Windes is being provided with a formal copy of this disclosure. Windes will be requested to furnish a letter to the Company addressed to the Securities & Exchange Commission stating whether Windes agrees with the statements made in this Item 4.02 disclosure and, if not, stating the respects in which it does not agree. No later than two business days after it receives Windes' response, the Company will amend this Form 8-K to provide the Windes letter as an exhibit.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Enova Systems, Inc.

November 29, 2006	By:	/s/ Corinne Bertrand

Name: Corinne Bertrand
Title: Chief Financial Officer